Final Term Sheet No. 13,150

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-275587

and 333-275587-01

(To Prospectus dated April 12, 2024 and

Product Supplement dated September 23, 2024)

490,000 Units $10 principal amount per unit CUSIP No. 61778U493	Pricing Date Settlement Date Maturity Date	January 7, 2026 January 9, 2026 January 14, 2028

Morgan Stanley Finance LLC

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Maturity of approximately two years, if not called on the Call Observation Date

￭Automatic call of the notes at $12.505 if the common stock of Broadcom Inc. (the “Market Measure”) is flat or increases above 100% of the Starting Value on the Call Observation Date. If the notes are called, on the Call Payment Date you will receive the Call Payment, and no further amounts will be payable on the notes

￭The Call Observation Date will occur approximately one year after the pricing date

￭If not called on the Call Observation Date, at maturity:

￭150% leveraged upside exposure to increases in the Market Measure

￭A positive return equal to the absolute value of the percentage decline in the value of the Market Measure only if the Market Measure does not decline by more than 35% (e.g., if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%)

￭If the Market Measure declines by more than 35% from the Starting Value, 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100% of your principal amount at risk

￭All payments are subject to the credit risk of Morgan Stanley Finance LLC, as issuer of the notes, and the credit risk of Morgan Stanley, as guarantor of the notes

￭No periodic interest payments

￭Limited secondary market liquidity, with no exchange listing

The notes are being issued by Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” on page PS-8 of the accompanying product supplement and page 7 of the accompanying prospectus.

The initial estimated value of the notes as of the pricing date is $9.770 per unit, which is less than the public offering price listed below. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Market Measure, instruments based on the Market Measure, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Summary” on the following page, “Risk Factors” beginning on page TS-8 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense. The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal-at-risk notes and prospectus, each of which can be accessed via the hyperlinks below. As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

_______________________

	Per Unit	Total
Public offering price	$ 10.00	$4,900,000
Underwriting discount(1)	$ 0.125 $ 0.05	$61,250 $24,500
Proceeds, before expenses, to MSFL(2)	$ 9.825	$4,814,250

(1)The underwriting discount reflects a sales commission of $0.125 per note and a structuring fee of $0.05 per note.

(2)See “Use of proceeds and hedging” in the accompanying product supplement.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Morgan Stanley & Co. LLC

January 7, 2026

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Summary

The Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028 (the “notes”) are senior unsecured medium-term notes issued by MSFL. Payments on the notes are fully and unconditionally guaranteed by Morgan Stanley. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsubordinated and unsecured obligations of MSFL from time to time outstanding, except obligations that are subject to any priorities or preferences by law. The guarantee of the notes will rank equally in right of payment with all other unsubordinated and unsecured obligations of Morgan Stanley, except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to our and Morgan Stanley’s credit risk. If we default on our obligations under the notes, you could lose some or all of your investment. The notes will be automatically called if the Observation Value of the Market Measure on the Call Observation Date is equal to or greater than the Call Value. If your notes are called, you will receive the Call Payment on the Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity, the notes provide you a leveraged return if the Ending Value is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive a return equal to the absolute value of the percentage decline in the Market Measure from the Starting Value to the Ending Value (e.g. if the negative return of the Market Measure is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, your notes are subject to 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100% of the principal amount of your notes at risk. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and Morgan Stanley’s credit risk. See “Terms of the Notes” below.

The original issue price of each note is $10. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes, on the pricing date is less than $10. We estimate that the value of each note on the pricing date is $9.770 per unit.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Market Measure. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Market Measure instruments based on the Market Measure, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Call Premium, Call Value, Participation Rate and Threshold Value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

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Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Terms of the Notes
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Principal Amount:	$10.00 per unit
Term:	Approximately 2 years, if not called on the Call Observation Date
Market Measure:	The common stock of Broadcom Inc. , which is the “Underlying Company” (Nasdaq Stock Market LLC symbol: “AVGO”)
Call Value:	$343.50, which is 100% of the Starting Value
Call Payment (per unit):	$12.505 if called on the Call Observation Date
Call Premium:	$2.505, representing a Call Premium of 25.05% of the principal amount, if called on the Call Observation Date.
Redemption Amount:

If the notes have not previously been called, you will receive at maturity a cash payment per security as follows:

●If the Ending Value of the Market Measure is greater than the Starting Value:

●If the Ending Value is equal to or less than the Starting Value, but greater than or equal to the Threshold Value:

●If the Ending Value is less than the Threshold Value:

Automatic Call Feature:

If the Observation Value on the Call Observation Date is greater than or equal to the Call Value, the notes will be called on the Call Observation Date and you will receive per unit the Call Payment, which is equal to:

Participation Rate:	150%
Threshold Value:	$223.28, which is 65% of Starting Value, rounded to two decimal places
Starting Value:	$343.50
Ending Value:	The Closing Market Price of the Market Measure on the Final Calculation Day multiplied by the Price Multiplier on that day.
Observation Value:	The Closing Market Price of the Market Measure on the Call Observation Date multiplied by the Price Multiplier on that day.
Call Observation Date:

January 14, 2027

The scheduled Call Observation Date is subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-30 of the accompanying product supplement.

Final Calculation Day / Maturity Valuation Period:	January 7, 2028, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-31 of the accompanying product supplement.
Maturity Date:	January 14, 2028, subject to postponement as described beginning on page PS-31 of the accompanying product supplement.
Call Payment Date:	Approximately the fifth business day following the Call Observation Date, subject to postponement as described on page PS-30 of the accompanying product supplement.
Price Multiplier:	1, subject to adjustments for certain corporate events relating to the Market Measure described beginning on PS-42 of the accompanying product supplement.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page.
Calculation Agent:	Morgan Stanley & Co. LLC (“MS&Co.”), an affiliate of MSFL.

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Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Payment Determination

Automatic Call Provision:

The notes will be called automatically if the Observation Value on the Call Observation Date is greater than or equal to the Call Value. If the notes are called, you will receive $10 per unit plus the Call Premium due on the Call Payment Date and no further amounts will be payable on the notes.

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier	TS-4

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

￭Product supplement dated September 23, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324013846/dp218175_424b2.htm

￭Prospectus dated April 12, 2024:
https://www.sec.gov/Archives/edgar/data/895421/000095010324005205/dp209505_424b2-base.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us, Morgan Stanley and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to MSFL, and not to Morgan Stanley.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

￭You anticipate that the Observation Value of the Market Measure on the Call Observation Date will be equal to or greater than the Call Value and, in that case, you accept an early exit from your investment, or that the value of the Market Measure will either increase from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.

￭You accept that the return on the notes will be limited to the return represented by the Call Premium if the notes are automatically called, even if the percentage change in the value of the Market Measure is significantly greater than such return.

￭You are willing to lose up to 100% of the principal amount if the notes are not automatically called and the Market Measure decreases from the Starting Value to an Ending Value that is below the Threshold Value.

￭You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

￭You are willing to forgo dividends or other benefits of owning shares of the Market Measure.

￭You are willing to accept a limited or no market for sales for the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and Morgan Stanley’s actual and perceived creditworthiness, Morgan Stanley’s internal funding rate and fees and charges on the notes.

￭You are willing to assume our credit risk, as issuer of the notes, and Morgan Stanley’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

￭You anticipate that the Observation Value of the Market Measure will be less than the Call Value on the Call Observation Date.

￭You wish to make an investment that cannot be automatically called prior to maturity.

￭You believe that the Market Measure will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

￭You seek principal repayment or preservation of capital.

￭You seek interest payments or other current income on your investment.

￭You want to receive dividends or other distributions paid on the Market Measure.

￭You seek an investment for which there will be a liquid secondary market.

￭You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take Morgan Stanley’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors in connection with your investment in the notes.

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Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values. The below graph shows a payout profile at maturity, which would only apply if the notes are not called on the Call Observation Date.

Leveraged Index Return Notes® with an Absolute Return Barrier

This graph reflects the returns on the notes, based on the Participation Rate of 150% and the Threshold Value of 65% of the Starting Value. The green line reflects the return on the notes, while the dotted gray line reflects the return of a direct investment in the Market Measure, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on the Call Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 65.00, the Participation Rate of 150% and a range of hypothetical Ending Values. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value and Ending Value, whether the notes are called on the Call Observation Date and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Market Measure” section below. All payments on the notes are subject to issuer and guarantor credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Return on the Notes
0.00	-100.00%	$0.000	-100.00%
50.00	-50.00%	$5.000	-50.00%
64.00	-36.00%	$6.400	-36.00%
65.00(1)	-35.00%	$13.500	35.00%
75.00	-25.00%	$12.500	25.00%
80.00	-20.00%	$12.000	20.00%
90.00	-10.00%	$11.000	10.00%
95.00	-5.00%	$10.500	5.00%
100.00 (2)	0.00%	$10.000	0.00%
105.00	5.00%	$10.750	7.50%
110.00	10.00%	$11.500	15.00%
120.00	20.00%	$13.000	30.00%
140.00	40.00%	$16.000	60.00%
150.00	50.00%	$17.500	75.00%

1)This is the hypothetical Threshold Value.

2)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value for the Market Measure is set forth on page TS-3 above.

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Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50% of the Starting Value:
Starting Value: 100.00
Threshold Value: 65.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit
Example 2
The Ending Value is 90.00, or 90% of the Starting Value:
Starting Value: 100.00
Threshold Value: 65.00
Ending Value: 90.00

= $11.00 Redemption Amount (per unit). Since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Market Measure.

Example 3
The Ending Value is 110.00, or 110% of the Starting Value:
Starting Value: 100.00
Ending Value: 110.00
= $11.50 Redemption Amount per unit

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Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Structure-related Risks

￭Your investment may result in a loss. There is no fixed principal repayment amount on the notes at maturity. If the notes are not called, you may lose up to 100% of the principal amount, depending on the negative performance of the Market Measure as measured from the Starting Value to the Ending Value.

￭If the notes are automatically called prior to maturity, your investment return will be limited to the return represented by the Call Premium and may be less than a comparable investment directly in the Market Measure. If, on the Call Observation Date, the Observation Value is greater than or equal to the Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the Call Premium, regardless of the extent of the increase in the value of the Market Measure. You will not participate in any positive performance of the Market Measure, which may be significant, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Market Measure.

￭Your potential for a positive return based on the depreciation of the Market Measure is limited. The benefit of the absolute value return feature applies only if the notes are not called and the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 65% of the Starting Value, any positive return due to the depreciation of the Market Measure will be limited to 35%. Any decline in the Ending Value from the Starting Value by more than 35% will result in a loss, rather than a positive return, on the notes.

￭Payments on the notes will not reflect changes in the value of the Market Measure other than on the Call Observation Date or the Final Calculation Day. As a result, even if the value of the Market Measure increases during the term of the notes, you will not receive any Call Payment if the Observation Value on the Call Observation Date is less than the Call Value. Similarly, if the notes are not called, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value on the Final Calculation Day, even if the value of the Market Measure was greater than the Threshold Value prior to such Final Calculation Day.

￭Your notes may be called prior to maturity. If the notes are called, you will be subject to reinvestment risk, and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

￭The notes do not provide for regular interest payments. Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

￭Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of, or any amounts payable on, the notes. You are dependent on our ability to pay all amounts due on the notes upon automatic redemption and at maturity and therefore you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Valuation- and Market-related Risks

￭The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The notes are not designed to be short-term trading instruments. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them in the secondary market. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may adversely affect their market value, some of which, but not all, are stated below. The impact of any one factor may be offset or magnified by the effect of another factor. These factors may interact with each other in complex and unpredictable ways. Factors that may influence the value of the notes include:

ovalue of the Market Measure,

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Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

ovolatility of the Market Measure,

oeconomic and other conditions generally,

ointerest rates,

odividend yields,

oour financial condition and creditworthiness, and

otime remaining to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors. The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Market Measure, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” above.

￭The notes may not be listed on any securities exchange and secondary trading may be limited. Neither MS & Co. nor MLPF&S is obligated to make a market for, or repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

￭Hedging and trading activity by our affiliates or by MLPF&S and their affiliates could potentially affect the value of the notes. Our hedging and trading activities (including trades in shares of the Market Measure) and any hedging and trading activities we and our affiliates or MLPF&S or their affiliates engage in that are not for your account or on your behalf may affect the market value and return of the notes and may create conflicts of interest with you.

￭Conflicts of interest. There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

￭No obligations for Broadcom Inc. The Underlying Company will have no obligations relating to the notes, and neither we nor our affiliates or MLPF&S or their affiliates will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

￭Investing in the notes is not the equivalent to investing in the common stock of Broadcom Inc. You will have no rights of a holder of the Market Measure and you will not be entitled to receive shares of the Market Measure or dividends or other distributions by the Underlying Company.

￭No control over Broadcom Inc. While we and our affiliates or MLPF&S and their affiliates may from time to time own securities of the Underlying Company, none of us control the Underlying Company, and we have not verified any disclosure made by any other company.

￭Payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See "Description of the Notes—Anti-Dilution Adjustments Relating to Market Measures" beginning on page PS-42 of the accompanying product supplement.

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Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Tax-related Risks

￭The U.S. federal income tax consequences of an investment in the notes are uncertain. Please read the discussion under “Summary U.S. Federal Tax Consequences” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the notes. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the tax treatment of a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier	TS-10

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

The Market Measure

We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because the Market Measure is registered under the Securities Exchange Act of 1934, as amended, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located through the SEC’s website at www.sec.gov by reference to the CIK number set forth below.

This term sheet relates only to the notes and does not relate to the Market Measure or to any other securities of the Underlying Company. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. None of us, Morgan Stanley, MS&Co. or MLPF&S or our other or their affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Market Measure, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Market Measure and therefore could affect your return on the notes. The selection of the Market Measure is not a recommendation to buy or sell the Market Measure.

Broadcom Inc.

Broadcom Inc. is a technology company that designs, develops and supplies a range of semiconductor and infrastructure software solutions. This Market Measure trades on the Nasdaq Stock Market LLC under the symbol "AVGO." The company's CIK number is 0001730168.

The following graph shows the daily historical performance of the Market Measure on its primary exchange for the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Market Measure was $343.50. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Market Measure

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Market Measure during any period set forth above is not an indication that the price per share of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

You should consult publicly available sources for the prices and trading pattern of the Market Measure.

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier	TS-11

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Supplement to the Plan of Distribution; Conflicts of Interest

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the notes at the issue price less the underwriting discount indicated on the cover of this document. MLPF&S will purchase the notes from MS & Co. for resale, and will receive a discount in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

The costs included in the original issue price of the notes will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of MLPF&S has an ownership interest in, which will reduce the economic terms of the notes to you.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MS&Co. may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MS&Co.’s trading commissions and mark-ups or mark-downs. MS&Co. may act as principal or agent in these market-making transactions; however MS&Co. is not obligated to engage in any such transactions. At MS&Co.’s discretion, for a short, undetermined initial period after the issuance of the notes, MS&Co. may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MS&Co. for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MS&Co.’s estimate of the value of the notes if MS&Co. were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MS&Co. may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier	TS-12

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. The related guarantees are Morgan Stanley’s obligations. As is the case for all of our and Morgan Stanley’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and Morgan Stanley’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and Morgan Stanley, Morgan Stanley typically borrows the funds under these types of notes at a rate that is more favorable to Morgan Stanley than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as Morgan Stanley’s internal funding rate, is typically lower than the rate Morgan Stanley would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, if not previously automatically called, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Market Measure and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MS&Co. or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MS&Co. and our other affiliates, and take into account a number of factors, including our and Morgan Stanley’s creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements. These hedging arrangements are expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss.

For further information, see “Risk Factors—Valuation and Market-related Risks” and “—Conflict-related Risks” beginning on page PS-8 and PS-9, respectively, and “Use of Proceeds and Hedging” on page PS-27 of the accompanying product supplement.

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier	TS-13

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Summary U.S. Federal Tax Consequences

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes Treated as Single Financial Contracts that are Open Transactions” in the accompanying product supplement.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the notes prior to settlement, other than pursuant to a sale or exchange.

￭Upon a sale, exchange or settlement of the notes, including a retirement at maturity or, if applicable, an earlier redemption, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes. Such gain or loss should be long-term capital gain or loss if the investor has held the notes for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Summary U.S. Federal Tax Consequences” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier	TS-14

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier Linked to the Common Stock of Broadcom Inc., due January 14, 2028

Where You Can Find More Information

We and Morgan Stanley have filed a registration statement (including a product supplement and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and Morgan Stanley have filed with the SEC, for more complete information about us, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal-at-Risk Notes dated September 23, 2024

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the accompanying product supplement or in the prospectus.

Validity Of The Notes

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the notes offered by this term sheet have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated September 23, 2025, which was filed as an exhibit to a Current Report on Form 8-K by the Company on September 23, 2025.

Autocallable Leveraged Index Return Notes® with an Absolute Return Barrier	TS-15